Exhibit 99.1

Reata PHARMACEUTICALS, Inc. CLOSES $350 Million strategic investment from blackstone life sciences

PLANO, Texas, June 24, 2020—Reata Pharmaceuticals, Inc. (Nasdaq: RETA) (“Reata” or the “Company”), a clinical-stage biopharmaceutical company, today announced the receipt of $350 million related to the closing of its previously announced strategic investment from funds managed by Blackstone Life Sciences.  This financing includes $300 million in return for single-digit royalty payments on worldwide net sales of bardoxolone methyl (“bardoxolone”) by Reata and its licensees, other than Kyowa Kirin Co., Ltd., and a $50 million investment in 340,793 shares of Reata’s Class A common stock at $146.72 per share.

About Reata Pharmaceuticals, Inc.

Reata is a clinical-stage biopharmaceutical company that develops novel therapeutics for patients with serious or life-threatening diseases by targeting molecular pathways involved in the regulation of cellular metabolism and inflammation. Reata’s two most advanced clinical candidates, bardoxolone and omaveloxolone, target the important transcription factor Nrf2 that promotes restoration of mitochondrial function, reduction of oxidative stress, and inhibition of pro-inflammatory signaling. Bardoxolone and omaveloxolone are investigational drugs, and their safety and efficacy have not been established by any agency.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements,” including, without limitation, statements regarding the success, cost and timing of our product development activities and clinical trials, our plans to research, develop and commercialize our product candidates, our plans to submit regulatory filings, and our ability to obtain and retain regulatory approval of our product candidates.  You can identify forward-looking statements because they contain words such as “believes,” “will,” “may,” “aims,” “plans,” “model,” and “expects.”  Forward-looking statements are based on Reata’s current expectations and assumptions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, (i) the timing, costs, conduct, and outcome of our clinical trials and future preclinical studies and clinical trials, including the timing of the initiation and availability of data from such trials; (ii) the timing and likelihood of regulatory filings and approvals for our product candidates; (iii) whether regulatory authorities determine that additional trials or data are necessary in order to obtain approval; (iv) the potential market size and the size of the patient populations for our product candidates, if approved for commercial use, and the market opportunities for our product candidates; and (v) other factors set forth in Reata’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, under the caption “Risk Factors.”  The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACTS

Reata Pharmaceuticals, Inc.

Vinny Jindal

(469) 374-8721

Vinny.Jindal@reatapharma.com

Jami Taylor

(469) 262-6451

Jami.Taylor@reatapharma.com

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